May 28, 2013

Investors May Contact:
Jonathan G. Blum, Bank of America, 1.212.449.3112

Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Announces Redemption of All Outstanding Depositary Shares Representing Interests in Its 6.70% Noncumulative Perpetual Preferred Stock, Series 6, and Its 6.25% Noncumulative Perpetual Preferred Stock, Series 7

CHARLOTTE — Bank of America Corporation announced today that it has submitted redemption notices for its 6.70% Noncumulative Perpetual Preferred Stock, Series 6 (the Series 6 Preferred Stock), and the corresponding depositary shares representing fractional interests in the Series 6 Preferred Stock (the Series 6 Depositary Shares), and its 6.25% Noncumulative Perpetual Preferred Stock, Series 7 (the Series 7 Preferred Stock), and the corresponding depositary shares representing fractional interests in the Series 7 Preferred Stock (the Series 7 Depositary Shares).

As previously announced on May 21, 2013, the company intends to use the net proceeds of its offering of Non-Cumulative Perpetual Preferred Stock, Series U to fund these redemptions.

The Series 6 Depositary Shares (NYSE: BML.PN) (CUSIP No. 060505575), each representing a 1/40th interest in one share of the Series 6 Preferred Stock, and the Series 7 Depositary Shares (NYSE: BML.PO) (CUSIP No. 060505567), each representing a 1/40th interest in one share of the Series 7 Preferred Stock, will be redeemed at a redemption price of $25 per depositary share. All 2,375,500 Series 6 Depositary Shares currently outstanding will be redeemed on June 28, 2013 for an aggregate redemption price of $59,387,500, and all 663,815 Series 7 Depositary Shares currently outstanding also will be redeemed on June 28, 2013 for an aggregate redemption price of $16,595,375.

Since the redemption dates for the Series 6 Depositary Shares and the Series 7 Depositary Shares are also dividend payment dates, the applicable redemption price of $25 per depositary share does not include declared and unpaid dividends. Declared dividends of $0.41875 per Series 6 Depositary Share for the full current quarterly dividend period will be paid separately in the customary manner on June 28, 2013 to holders of record on June 15, 2013, and declared dividends of $0.390625 per Series 7 Depositary Share for the full current quarterly dividend period will be paid separately in the customary manner on June 28, 2013 to holders of record on June 15, 2013.

The depositary shares are held through the Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series 6 Depositary Shares and the Series 7 Depositary Shares will be made by Computershare Inc. and Computershare Trust Company, N.A., collectively as redemption agent, in accordance with the Deposit Agreement governing the Series 6 Depositary Shares and the Series 7 Depositary Shares and the applicable Redemption and Paying Agent Agreement. The address for the redemption agent is as follows:

Computershare Trust Company, N.A. Attn: Corporate Actions 250 Royall St. Canton, MA 02021

Bank of America has received all necessary approvals for these redemptions.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 52 million consumer and small business relationships with approximately 5,400 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-looking statements
Certain statements in this news release represent the current expectations, plans or forecasts of Bank of America based on available information and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed under Item 1A. “Risk Factors” of Bank of America's Annual Report on Form 10-K for the year ended December 31, 2012 and in any of Bank of America's other subsequent Securities and Exchange Commission filings.

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